UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

January 26, 2017

ENDO INTERNATIONAL PLC

(Exact name of registrant as specified in its charter)

Ireland	001-36326	68-0683755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland		Not Applicable
(Address of principal executive offices)		(Zip Code)

011-353-1-268-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On January 26, 2017, the Registrant issued a press release announcing a restructuring initiative implemented as part of its ongoing organizational review. This restructuring, approved by the Registrant’s Board of Directors on December 19, 2016, is intended to further integrate, streamline and optimize the Registrant’s operations by aligning certain Corporate and R&D functions with the Registrant’s recently restructured Generics and U.S. Branded Pharmaceutical business units, creating efficiencies and cost savings, a portion of which may be invested in the Registrant’s core and new products to drive future cash flow and earnings growth.

As part of this restructuring, the Registrant will undertake certain cost reduction initiatives, including a reduction of approximately 90 positions of the Registrant’s workforce, primarily related to Corporate functions and Branded pharmaceutical R&D functions in Malvern, PA and Chestnut Ridge, NY, a streamlining of general and administrative expenses, an optimization of commercial spend and a refocusing of research and development efforts. The Registrant expects to incur cash charges of approximately $15 million to $20 million of employee separation and other benefit-related costs in connection with this restructuring. Substantially all of these cash payments are anticipated to be made by the end of 2017 and the Registrant anticipates that substantially all of the actions associated with this restructuring will be completed by the end of April 2017. Under this restructuring, separation costs are expensed over the requisite service period, if any, while retention costs are expensed ratably over the respective retention period.

A copy of the Registrant’s January 26, 2017 press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

99.1	Press Release of Endo International plc dated January 26, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDO INTERNATIONAL PLC

Date: January 26, 2017	By:	/s/ Matthew J. Maletta
	Name:	Matthew J. Maletta
	Title:	Executive Vice President, Chief Legal Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Endo International plc dated January 26, 2017.